Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333- 180878 January 28, 2014

powerSHARES®

Deutsche Asset & Wealth Management

PowerShares DB

Commodity ETFs

DBC	**Commodity Index Tracking** Fund	DBA	**Agriculture** Fund	DBO	**Oil** Fund
DGL	**Gold** Fund	DBS	**Silver** Fund	DBB	**Base Metals** Fund
DBP	**Precious Metals** Fund	DBE	**Energy** Fund		

To download a copy of the prospectus, visit http://pwr.sh/DBCp | http://pwr.sh/DBAp | http://pwr.sh/CMp

The funds are not mutual funds or any other type of Investment Company within the meaning of the Investment Company Act of 1940 and are not subject to its regulation.

DB Commodity Services LLC, a wholly owned subsidiary of Deutsche Bank AG, is the managing owner of the funds. Certain marketing services may be provided to the funds by Invesco Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC (together, "Invesco"). Invesco will be compensated by Deutsche Bank or its affiliates. ALPS Distributors, Inc. is the distributor of the funds. Invesco, Deutsche Bank and ALPS Distributors, Inc. are not affiliated.

Commodity futures contracts generally are volatile and are not suitable for all investors.

An investor may lose all or substantially all of an investment in the funds.

Invesco

DB Commodity Services LLC, the managing owner (the “Managing Owner”) of PowerShares DB Commodity Index Tracking Fund (the “Fund”) has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that the Fund has filed with the SEC, for more complete information about the Fund and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov, or by downloading them from the Fund’s website http://pwr.sh/DBCp. Alternatively, the Managing Owner will arrange to send you a prospectus if you request it by calling Invesco PowerShares Capital Management, LLC toll free at (800) 983-0903.